Exhibit 99.2

[Premium Standard Farms Logo]

NEWS RELEASE

Premium Standard Farms, Inc.
805 Pennsylvania Avenue, Suite 200
Kansas City, Missouri 64105

PREMIUM STANDARD FARMS, INC. ANNOUNCES
LAUNCH OF SENIOR NOTE OFFERING

For more information, contact Steve Lightstone at (816) 472-7675.

KANSAS CITY, MO, April 22, 2005 — Premium Standard Farms, Inc. (the “Company”) announced today that it intends to offer in a private placement, and subject to market and other conditions, $125 million in aggregate principal amount of senior unsecured notes due 2015 in an offering to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 and to persons outside the United States in compliance with Regulation S.

The Company intends to use the proceeds, along with borrowings under its revolving credit agreement, to repurchase its 9 1/4% Senior Notes due 2011.

This press release is neither an offer to sell nor a solicitation to buy these securities. The securities will not be registered under the Securities Act of 1933 or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.